Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
X4 Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. 2017 Equity Incentive Plan	Other (2)	4,866,690 (3)	$1.18 (2)	$5,742,694.20	$0.0001102	$632.84
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. 2017 Employee Stock Purchase Plan	Other (4)	85,457 (5)	$1.01 (4)	$86,311.57	$0.0001102	$9.51
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. 2019 Inducement Equity Incentive Plan	Other (2)	1,000,000 (6)	$1.18 (2)	$1,180,000.00	$0.0001102	$130.04
Total Offering Amounts					$7,009,005.77
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$772.39
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the X4 Pharmaceuticals, Inc. Amended and Restated 2017 Equity Incentive Plan (as amended from time to time, the “2017 Plan”), the X4 Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and the X4 Pharmaceuticals, Inc. 2019 Inducement Equity Incentive Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on January 17, 2023.

(3) Consists of 4,866,690 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2023, pursuant to an “evergreen” provision contained in the 2017 Plan. Pursuant to such “evergreen” provision contained in the 2017 Plan, on January 1 of each year from 2021 until (and including) 2027, the number of shares authorized for issuance under the 2017 Plan is automatically increased by a number equal to the amount equal to the least of (1) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (2) a number of shares determined by the Registrant’s Board of Directors.

(4) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on 85% the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on January 17, 2023. Pursuant to the 2017 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the applicable offering period and (ii) the exercise date.

(5) Consists of shares of Common Stock that were automatically added to the shares authorized for issuance under the 2017 ESPP on January 1, 2023, pursuant to an “evergreen” provision contained in the 2017 ESPP. Pursuant to the “evergreen”

Exhibit 107
provision contained in the 2017 ESPP, on January 1 of each year from 2019 until (and including) 2029, the number of shares authorized for issuance under the 2017 ESPP is automatically increased by a number equal to the amount equal to the least of (1) 85,457 shares of Common Stock, (2) 2% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (3) a number of shares determined by the Registrant’s Board of Directors.

(6) Consists of shares of Common Stock added to the Inducement Plan pursuant to resolutions of the Board of Directors of the Registrant on December 20, 2022.